Exhibit 45

Dated 18 January 2005

FIRST PACIFIC FINANCE LIMITED

and

FIRST PACIFIC COMPANY LIMITED

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Trustee

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Principal Agent, Exchange Agent and Transfer Agent

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Registrar and Paying Agent

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

as Custodian

and

LAROUGE B.V.

AGENCY AGREEMENT

relating to

U.S.$199,000,000

Zero Coupon Guaranteed Exchangeable Notes due 2010

Guaranteed by First Pacific Company Limited

Exchangeable into Common Stock of par value Php 5.00 each of

Philippine Long Distance Telephone Company

Table of Contents

Contents		Page
1	Interpretation	1

2	Appointment	2

3	The Notes	3

4	The Trustee	3

5	Payment	4

6	Repayment and Early Redemption	5

7	Exchange	7

8	Cancellation, Destruction and Records	10

9	Replacement Notes	11

10	Notices	12

11	Duties of the Transfer Agents	12

12	Duties of the Registrar	13

13	Custodian Arrangements	13

14	Documents and Forms	19

15	Information and Regulations concerning the Notes	19

16	Indemnity	19

17	General	20

18	Changes in Agents and Custodian	21

19	Commissions, Fees, Expenses, Taxes and Stamp Duties	22

20	Communications	23

21	Counterparts	25

22	Amendments	25

23	Governing Law and Jurisdiction	25

- i -

- ii -

This Agreement is made on 18 January 2005 between:

(1)	FIRST PACIFIC FINANCE LIMITED (the “Issuer”);

(2)	FIRST PACIFIC COMPANY LIMITED (the “Guarantor”);

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as Principal Agent (the “Principal Agent”, which expression shall, unless the context otherwise requires, include its successors as such principal paying agent), as exchange agent, (the “Exchange Agent”, which expression shall, unless the context otherwise requires, include its successors as such exchange agent) as transfer agent (the “Transfer Agent” which expression shall include its successors as such transfer agent);

(4)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, as registrar (the “Registrar” which expression shall include its successors as such registrar), and as paying agent (the “Paying Agent”, which expression shall, unless the context otherwise requires, include any successor, other or further such agent appointed in accordance with this Agreement, and together with the Principal Agent, the “Paying Agents”);

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (the “Trustee”, which expression includes any other trustee for the time being under the Trust Deed referred to below);

(6)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as custodian with respect to the Exchange Property (the “Custodian” which expression shall include its successor as such custodian); and

(7)	LAROUGE B.V., a private company with limited liability with its corporate seat in Amsterdam and having its address at Rokin 55, 1012 KK Amsterdam, The Netherlands, as holder or beneficial owner of the PLDT Shares (“Larouge”).

WHEREAS:

(A)	The Issuer, a company incorporated in the Cayman Islands, proposes to issue U.S.$ 199,000,000 Zero Coupon Guaranteed Exchangeable Notes due 2010 (the “Notes”, which expression shall include any further Notes issued pursuant to the Conditions (defined below)). Each Note will entitle the holder to exchange such Note into the Exchange Property (as defined in the Conditions), which at the date hereof comprises 6,784,091 common stock of par value Php 5.00 each of Philippines Long Distance Telephone Company.

(B)	The Guarantor has authorised the giving of a guarantee in respect of the Notes.

(C)	The Notes will be constituted by a Trust Deed dated 18 January 2005 between, inter alia, the Issuer, the Guarantor and the Trustee (the “Trust Deed”) and will be issued subject to the conditions endorsed on the Notes (the “Conditions”).

(D)	This is the Agency Agreement defined in the Trust Deed.

1	Interpretation

1.1	Definitions: Terms defined in the Trust Deed and the Conditions have the same meanings in this Agreement except where otherwise defined in this Agreement. In addition:

“Agents” has the meaning set out in the Conditions.

“Alternative Clearing System” means a clearing system as shall have been designated by the Issuer, the Guarantor and approved by the Trustee.

“Authorised Person” means any person whom shall have been identified to the Custodian and the Trustee by notice in writing as being duly authorised to sign any document or certificate.

“Exchange Notice” means a notice of exchange substantially in the form for the time being current and which initially shall be in the form appearing in Schedule 1 hereto.

1.2	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2	Appointment

2.1	Appointment of Agents: Each of the Issuer and the Guarantor appoints the Agents as its agents in respect of the Notes and in relation to the Exchange Right in respect of the Notes in accordance with the Conditions and this Agreement at their respective specified offices referred to in the Notes and each Agent accepts such appointment. Each Agent shall perform the duties required of it by the Conditions and this Agreement and the Trust Deed. In the event of the Issuer issuing any further Securities pursuant to the Conditions, the Agents agree (if the Issuer and the Guarantor so require) to act under the terms of this Agreement in respect of such further notes, bonds or debentures in the same manner as in respect of the Notes and the remuneration payable to the Agents shall be adjusted as shall be agreed between the parties. Each Agent shall carry out such other acts and perform such other duties as may be necessary to give effect to the Conditions, the Trust Deed and this Agreement. No obligations or duties which are not expressly stated herein or in the Conditions shall be implied, other than the duty to act honestly and in good faith and to exercise the due diligence of a reasonably prudent agent in comparable circumstances.

2.2	Appointment of the Custodian: Larouge hereby appoints the Custodian as Custodian for Larouge with respect to the Exchange Property and authorises the Custodian to establish on the terms of this Agreement, a custody account or accounts (the “Custody Account”) for and in the name of Larouge for the deposit of the Exchange Property, and a cash account or accounts (the “Cash Account”) for and in the name of Larouge for the deposit of cash in any currency comprising part of the Exchange Property. The Custodian shall credit all Exchange Property received by it to the Custody Account and/or Cash Account on the terms of this Agreement and the instructions from the relevant parties as further specified in Clause 13 to give effect to the Conditions and this Agreement and the Trust Deed. In the event of the Issuer issuing any further Securities pursuant to the Conditions, the Custodian agrees (if the Issuer and the Guarantor so require) to act under the terms of this Agreement in respect of such further notes, bonds or debentures in the same manner as in respect of the Notes and the remuneration payable to the Custodian shall be adjusted as shall be agreed between the parties. The Custodian shall carry out such other acts and perform such other duties as may be necessary to give effect to the Conditions, the Trust Deed and this Agreement. No obligations or duties which are not expressly stated herein or in the Conditions shall be implied, other than the duty to act honestly and in good faith and to exercise the due diligence of a reasonably prudent custodian in comparable circumstances.

2.3	Specified Office: Subject as provided in Clause 17, references to the Agents or the Custodian are to them acting solely through their respective specified offices. The obligations of the Agents and the Custodian are several and not joint.

3	The Notes

3.1	The Global Certificate: Immediately before issue, the Issuer shall deliver the duly executed Global Certificate evidencing the Notes to the Registrar. The Registrar shall authenticate the Global Certificate and return the Global Certificate to, or to the order of, the Issuer for delivery to a depositary common to Euroclear Bank S.A./N.V. as operator of the Euroclear System and Clearstream Banking, société anonyme.

3.2	Transfers of Interests in the Global Certificate: Any transfer or exchange of an interest in the Notes evidenced by the Global Certificate shall be effected in accordance with the rules and procedures of Euroclear or Clearstream, Luxembourg or any relevant Alternative Clearing System, as applicable.

3.3	Exchange of Global Certificate for Definitive Certificates: Definitive Certificates in respect of interests in any Notes will not be issued in exchange for interests in the Notes evidenced by the Global Certificate except in the event that either Euroclear or Clearstream, Luxembourg (or any Alternative Clearing System on behalf of which the Notes evidenced by the Global Certificate may be held) is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so. In such event, the Issuer will cause sufficient Definitive Certificates to be executed and delivered to the Registrar in sufficient quantities and the Registrar will authenticate the same for despatch to individual Noteholders.

3.4	Transfer of Definitive Certificates: Subject to the provisions of this Clause 3 and Schedule 3, the holder of Notes represented by Definitive Certificates may transfer such Notes. Subject to compliance with such provisions, the relevant Transfer Agent and the Registrar shall register the transfer of Notes represented by Definitive Certificates in accordance with Clauses 11 and 12 below.

3.5	Proxies and Authorisations: Subject to the provisions of this Agreement, the registered holder of Notes represented by the Global Certificate may grant proxies and otherwise authorise any person, including participants and persons that may hold interests through participants, to take any action that a holder is entitled to take under this Agreement or the Notes.

3.6	No Transfer Periods: Notwithstanding anything herein to the contrary, no Noteholder may require the transfer of a Note during the Closed Periods set forth in Condition 3(e).

4	The Trustee

4.1	Agents to act for Trustee: The Agents and the Custodian shall, on demand in writing by the Trustee made at any time after an Event of Default or Potential Event of Default has occurred and is continuing and until notified in writing by the Trustee to the contrary, so far as permitted by applicable law:

4.1.1

act as Agents of the Trustee under the Trust Deed and the Notes on the terms of this Agreement (with consequential amendments as necessary and except that the Trustee’s liability under this Agreement for the indemnification, remuneration and all other expenses of the Agents will be limited to the amounts for the time being held by the Trustee in respect of the Notes on the terms of the Trust Deed and available for the purpose) and thereafter hold all Notes and all moneys, documents and records held by them in respect of Notes to the order of the Trustee;

4.1.2	deliver all Notes and all moneys, documents and records held by them in respect of the Notes to the Trustee or as the Trustee directs in such notice or subsequently, provided that this Clause 4.1.2 shall not apply to any document or record which the Agent is obliged not to release by any applicable law or regulation; and/or

4.1.3	with respect to the Custodian, act solely upon instructions of the Trustee to hold, transfer, dispose or otherwise deal with the Exchange Property in accordance with the Conditions and the Trust Deed.

4.2	Agents’ Acceptance of Appointment: Each Agent and the Custodian hereby agrees to accept its appointment by the Trustee upon receipt of the notice referred to in Clause 4.1.

4.3	Notices of change of the Trustee: The Issuer (failing whom the Guarantor) shall forthwith notify the Principal Agent of any change in the person or persons comprising the Trustee and the Principal Agent shall promptly notify the other Agents and the Custodian thereof.

5	Payment

5.1	Payment to Principal Agent: The Issuer (failing whom the Guarantor) shall by 4.00p.m. (local time in the city of the Principal Agent’s specified office), one Payment Business Day before each date on which any payment in respect of the Notes becomes due, transfer to the Principal Agent, or to its order in accordance with Clause 5.6, such amount as may be required for the purposes of such payment. The Issuer (failing whom the Guarantor) will confirm to the Principal Agent by facsimile (or as otherwise agreed in writing) by 4:00 p.m. (local time in the city of the Principal Agent’s specified office) on the second Payment Business Day before the due date for any such payment that irrevocable instructions have been issued by it for such payment to be made to the Principal Agent. In this Clause the date on which a payment in respect of the Notes becomes due means the first date on which the holder of a Note could claim the relevant payment by transfer to an account under the Conditions, but disregarding the necessity for it to be a Payment Business Day in any particular place of presentation.

5.2	Payment by Paying Agents: Subject to the payment being duly made by the Issuer (failing whom the Guarantor) as provided in Clause 5.1, the Paying Agents shall pay or cause to be paid all amounts due in respect of the Notes on behalf of the Issuer or the Guarantor, as the case may be, in the manner provided in the Conditions and will be entitled to claim any amounts so paid from the Principal Agent. If any payment provided for in Clause 5.1 is made late but otherwise in accordance with the provisions of this Agreement, each Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by it of such payment.

5.3

Reimbursement of Principal Agent: Without prejudice to Clause 5.2, if the Principal Agent properly pays any amounts to the holders of Notes or to any Paying Agent in accordance with this Agreement and the Conditions or at the request of the Issuer or the Guarantor at a time when it has not received payment in full in respect of the relevant Notes in accordance with Clause 5.1 (the excess of the amounts so paid over the amounts so received being the “Shortfall”), the Issuer (failing whom the Guarantor) will, in addition to paying amounts due under Clause 5.1, pay to the Principal Agent on demand interest (at a rate which represents the Principal Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) from the date on which the amount was paid to the holders of the Notes until the receipt in full by the Principal Agent of the Shortfall.

5.4	Reimbursement of Agents: Subject to the payment being duly made as provided in Clause 5.1, the Principal Agent will on demand promptly reimburse each of the other Paying Agents for payments in respect of the Notes properly made by it in accordance with the Conditions and this Agreement.

5.5	Late Payment: The Principal Agent will forthwith notify the Issuer, the Guarantor, the Trustee and the other Agents if it has not by the due date of any payment due in respect of the Notes received the full amount from the Issuer (failing whom the Guarantor). If the Principal Agent receives the full amount payable in respect of the Notes after the due date, it will forthwith give notice to the other Agents, the Trustee and, if requested by the Trustee, the holders that it has received such full amount.

5.6	Method of payment to Principal Agent: All sums payable to the Principal Agent hereunder will be paid in U.S. dollars (as provided in the Conditions) and in immediately available and freely transferable funds to such account with such bank as the Principal Agent may from time to time notify to the Issuer, the Guarantor and the Trustee for this purpose.

5.7	Moneys held by Principal Agent: The Principal Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (1) it may not exercise any lien, right of set-off or similar claim in respect of them and (2) it shall not be liable to anyone for interest on any sums held by it under this Agreement.

5.8	Partial Payments: If on presentation of a Definitive Certificate only part of the amount payable in respect of it is paid (except to the extent that payment is reduced as a result of a deduction of tax permitted by the Conditions), the Agent to whom the Definitive Certificate is presented shall procure that such Definitive Certificate is enfaced with a memorandum of the amount paid and the date of payment which shall, in the absence of manifest error, be prima facie evidence that the payment in question has been made and shall return it to the person who presented it.

5.9	Payments in respect of Global Certificate: Whilst the Notes are evidenced by a Global Certificate, all payments due in respect of the Notes shall be made to, or to the order of, the holder of the Global Certificate, subject to and in accordance with the provisions of the Global Certificate. On the occasion of any such payment the Principal Agent shall cause Schedule A to the Global Certificate to be annotated so as to evidence the amounts and dates of such payments of principal.

5.10	No Commission: No commission or fee shall be payable to any Agent by any holder.

6	Repayment and Early Redemption

6.1	Repayment: If claims in respect of any principal become void under the Conditions, the Principal Agent shall (subject to Clause 4) forthwith repay to the Issuer or the Guarantor (as the case may be) the amount which would have been due if presentations for payment had been made before such claims became void. Subject to Clause 6.6, the Principal Agent shall not however be otherwise required or entitled to repay any sums received by it under this Agreement.

6.2	Notice of Redemption: If the Issuer intends to redeem all or any of the Notes before their stated maturity date in accordance with the Conditions, it shall, not less than two Payment Business Days prior to the latest date for the publication of the notice of redemption required to be given to Noteholders, give notice of its intention to the Principal Agent and the Trustee stating the date on which such Notes are to be redeemed and the information specified in Clause 6.4.

6.3	Drawings: If some only of the Notes are to be redeemed on such date (and unless the Notes are evidenced by the Global Certificate) the Principal Agent shall make any drawing which is required in accordance with Condition 9(d) but shall give the Issuer, the Guarantor and the Trustee reasonable notice of the time and place proposed for the drawing. The Issuer, the Guarantor and the Trustee may send representatives to attend such drawing.

6.4	Redemption Notice: The Principal Agent shall at the expense of the Issuer give notice of such redemption to Noteholders on behalf of the Issuer, in accordance with the Conditions. Such notice shall specify:

(i)	the date when the relevant redemption will take place; and

(ii)	the value of the pro rata share of the Exchange Property attributable to each U.S.$10,000 principal amount of the Notes as at the most recent practicable date prior to the giving of the relevant notice;

(iii)	the last day on which the Exchange Right may be exercised by holders prior to redemption; and

(iv)	in the case of redemption in part, the amount to be redeemed.

Six weeks prior to the final expiry of the Exchange Period (assuming no early redemption in full of the Notes) the Principal Agent at the request and expense of the Issuer shall give notice to the Noteholders in accordance with the Conditions reminding holders of the then current pro rata share of the Exchange Property attributable to each U.S.$10,000 principal amount of the Notes as at the most recent practicable date prior to the giving of the relevant notice (as adjusted in accordance with the Conditions, if applicable) and the last day of the Exchange Period.

6.5

Redemption at the Option of the Noteholders: Each Paying Agent will keep a stock of put notices for the purposes of Conditions 9(c) and 9(e) in the form similar to that set out in Schedule 4 and will make them available on demand to Noteholders. The Paying Agent with which a Certificate is deposited pursuant to the Conditions shall hold such Certificate on behalf of the depositing Noteholder (but shall not, save as provided below, release it without the prior written consent of the Issuer) until the due date for redemption of the Notes in respect of which it is deposited. On that date, subject as provided below, the relevant Paying Agent shall surrender such Certificate to itself and treat it as if surrendered by the holder in accordance with the Conditions and (in the case of the Global Certificate) endorse the Schedule to such Global Certificate with the principal amount of Notes to be redeemed and the principal amount of Notes remaining after such redemption. If the Note (or Notes) evidenced by the deposited Certificate becomes (or become) immediately due and payable before that date, the Paying Agent concerned shall mail such Certificate by uninsured post to, and at the risk of, the relevant Noteholder at the address shown for the Noteholder on the register of Noteholders as supplied by the Registrar. At the end of the period for exercising the option, each Paying Agent shall promptly notify the Principal Agent of the principal amount of Notes in respect of which Put Notices and/or Delisting Put

Notices (as the case may be) have been deposited with it and will forward such Put Notices and/or Delisting Put Notices (as the case may be) to the Principal Agent. The Principal Agent shall promptly notify such information, and details of the principal amount of Notes represented by the Global Certificate in respect of which the option has been exercised, to the Issuer and the Trustee.

The Principal Agent will, at the expense of the Issuer, (i) send notice of the commencement of the period for the deposit of Notes for redemption pursuant to Condition 9(c), not less than 30 nor more than 45 days’ prior to the first date on which a Put Notice may be delivered and (ii) send notice of a Delisting to Noteholders on behalf of the Issuer and otherwise in accordance with Condition 9(e).

6.6	Tax Exercise Notice: Notwithstanding Clause 6.1, if the Company intends to redeem all of the Notes under Condition 9(b), each holder of a Note will have the right to elect that its Notes should not be redeemed and that Additional Amounts payable under Condition 11 shall not be payable on such Notes. To exercise such right, the relevant holder shall present the Certificate representing his Note(s) (other than where the Notes are evidenced by the Global Certificate) together with a duly completed and signed notice of exercise, in the form obtainable from any Paying Agent and attached hereto as Schedule 6, on or before the day falling 10 business days (in the location of the relevant Paying Agent’s specified office) prior to the Tax Redemption Date (as defined in the Conditions) at the specified office of any Paying Agent.

In the event that the Notes are evidenced by the Global Certificate, the Paying Agent shall endorse the Schedule to such Global Certificate with the principal amount of Notes to be redeemed and the principal amount of Notes remaining after such redemption.

6.7	Deposit of Redemption Price: For value on the relevant redemption date, the Issuer shall deposit with the Principal Agent money sufficient to pay the redemption price of all Notes to be redeemed on that date other than any Notes called for redemption on that date which have been exchanged prior to the date of such deposit. The Principal Agent shall as soon as practicable return to the Issuer any money (without interest thereon) not required for that purpose because of the exercise of any Notes called for redemption.

7	Exchange

7.1	Duties of Exchange Agents: Each Exchange Agent shall accept at its specified office during normal business hours deposit on behalf of the Issuer of any Certificates in respect of Notes (save where such Notes are represented by the Global Certificate) which the holder thereof desires to exchange together with (i) an Exchange Notice (in the form set out in Schedule 1) (in duplicate) duly completed and signed and (ii) any amounts required to be paid by such holder under the Conditions. Each Exchange Agent shall provide copies of the current form of the Exchange Notice to Noteholders upon request.

7.2	Certificates held by Exchange Agent: On deposit of any Certificates and an Exchange Notice (and payment of any required amounts) specified in Clause 7.1, any such Certificates and the relevant Exchange Notice shall be deemed to be held by the Exchange Agent as the agent of the Issuer. The Exchange Agent shall cancel the Certificates on the Exchange Date and (unless the Exchange Agent is also the Principal Agent) despatch such cancelled Certificates promptly to or to the order of the Principal Agent or its designated agent, together with a certificate stating the identifying numbers of the Notes in respect of which each relevant Certificate has been delivered.

7.3	Notification and Calculation:

7.3.1	Immediately following deposit of any Certificates and an Exchange Notice (and payment of any required amounts) specified in Clause 7.1, the Exchange Agent with which they were deposited shall (a) verify that (i) the Trustee has not given a notice pursuant to Condition 6(m) and (ii) where the Note has been called for redemption prior to the maturity date pursuant to Condition 9(b) or 9(d), the Exchange Notice is dated more than 10 days prior to the date fixed for redemption of said Note and (iii) the Exchange Notice has been duly completed in accordance with its terms and purports to have been signed (where required) by or on behalf of the holder named therein and that the Exchange Notice is accompanied by (x) the relevant Certificates for all Notes to which the Exchange Notice relates (save where such Notes are represented by the Global Certificate)) and (y) all amounts payable by the Noteholder under the Conditions, and shall endorse the Exchange Notice to that effect and (b) by fax, so inform the Issuer, the Guarantor, the Custodian and, if the Exchange Notice was not deposited with the Principal Agent, the Principal Agent.

7.3.2	Each Exchange Agent shall, not later than the Exchange Business Day following receipt of an Exchange Notice by it, despatch by mail to the Issuer (with a copy to the Guarantor, the Registrar, the Trustee, the Custodian and, unless such Exchange Notice was received by the Principal Agent, to the Principal Agent), the original of such Exchange Notice.

7.3.3	The Principal Agent will calculate the pro rata share of the Exchange Property and Additional Exchange Property (if any) to which a Noteholder exercising the Exchange Right is entitled in accordance with Condition 6 and notify the Issuer, the Guarantor, the Exchange Agent, the Custodian and the Trustee thereof (together with any fraction arising on exchange under the Conditions) as soon as is practical thereafter. If the Principal Agent does not for any reason determine any amount as provided above, it shall forthwith notify the Issuer, the Guarantor, the Custodian, the Exchange Agent and the Trustee of that fact. Any determination of the pro rata share of the Exchange Property and Additional Exchange Property (if any) by the Principal Agent shall (in the absence of manifest error) be final and binding on the Issuer, the Guarantor, the Trustee and Noteholders. The Issuer (failing whom the Guarantor) will forthwith upon the written request of the Principal Agent or the Custodian provide the Principal Agent, the Exchange Agent or the Custodian (as the case may be) with such information as is reasonably required by the Principal Agent, the Exchange Agent or the Custodian (as the case may be) to calculate the pro rata share of the Exchange Property and any Additional Exchange Property (if any).

7.4	Notification to the Exchange Agents, Registrar and Trustee:

7.4.1

The Issuer will send confirmation (in the manner specified in Schedule 2) by facsimile to the Exchange Agent which has sent the relevant Exchange Notice (and will send a copy to the Principal Agent, the Trustee and the Registrar) when the Exchange Property has been delivered to the exchanging Noteholder and/or that the Cash Settlement Amount has been paid, in each case, in accordance with the Conditions, the Trust Deed and this Agreement provided that, where such Exchange Property consists of Relevant Securities which are held through a clearing system, confirmation by the Issuer of the instructions to such clearing system to effect such delivery will suffice.

7.4.2	Promptly upon receipt of the confirmation referred to in Clause 7.4.1 the Registrar shall remove the name of the relevant Noteholder from the Register, or reduce the number of Notes of which it is registered as owner, as appropriate, and such changes shall be effective as of the Exchange Date.

7.5	Issuer to provide Adjustment Notification: The Issuer will provide the Agents and the Custodian with copies of the form of Exchange Notice and the Issuer, failing whom the Guarantor, shall, whenever the Exchange Property is adjusted pursuant to the Conditions or the composition of the Exchange Property is changed pursuant to the Conditions, as soon as practicable notify each of the Trustee, the Agents and the Custodian of the particulars of the event giving rise to the adjustment or change, the date on which such adjustment or change takes effect and such other particulars and information as the Trustee, the Agents or the Custodian may reasonably require. The Exchange Agent shall keep a stock of Exchange Notices in the form set out in Schedule 1 and if requested by any holder, the Exchange Agents shall make available to the holders Exchange Notices in the form set out in Schedule 1.

7.6	Notification by the Issuer: The Issuer, failing whom the Guarantor, shall as soon as practicable upon becoming aware of the same give notice to the Agents of any dates upon which the register of shareholders of PLDT or the issuer of the Relevant Securities comprised in the Exchange Property is to be closed. Such notice shall give particulars of the reason for such closure and the expected date when the register will be re-opened. Each Exchange Agent shall ensure that any Exchange Notice from time to time obtainable from its specified office shall be annotated to reflect any notice duly received from the Issuer pursuant to this Clause 7.6 of the dates upon which the register of shareholders of PLDT or such issuer of Relevant Securities is to be closed. The Guarantor shall make the Issuer aware of any matters contemplated above coming to the Guarantor’s attention.

7.7	Identification Codes: Each Exchange Notice deposited with an Exchange Agent and each facsimile sent and letter delivered in respect of an Exchange Notice pursuant to the foregoing provisions of this Clause by any Exchange Agent, the Guarantor or the Issuer shall indicate the identification code designated below for that Exchange Agent, and shall bear the lowest number previously unused by that Exchange Agent in the sequence of whole numerals starting from one and continuing in uninterrupted sequence upwards, for identification. All confirmatory or subsequent communications (regardless of the identity of the sender or the recipient thereof) with regard to the exchange, receipt, delivery and/or payment of any Exchange Property shall bear the same identifying serial number as well as the identification code of the relevant Exchange Agent.

The identification code of the Exchange Agent shall be as follows

FPFC/HSBCCTA

7.8	Cash Settlement Option: The Issuer shall promptly notify the Trustee, the Custodian and the Agents upon each occasion on which it has determined not to exercise the Cash Settlement Option. The form of the Share Settlement Notice to be delivered by the Issuer no later than the Share Settlement Notice Date will be substantially in the form attached as Schedule 5.

7.9	Global Certificates: Exchange Rights attaching to Notes in respect of which the Global Certificate is issued shall be exercised in the manner set out herein, provided that:

7.9.1	the Global Certificate need not be deposited with the Exchange Agent together with the relevant Exchange Notice;

7.9.2	the Exchange Notice for Notes in respect of which the Global Certificate is issued may be completed and deposited by or on behalf of an accountholder of Euroclear or Clearstream, Luxembourg, or any clearing system in which the Global Certificate is held at such time, which has an interest in such Notes, in electronic format and in the form prescribed from time to time by Euroclear, Clearstream, Luxembourg or any other relevant clearing system in which the Global Certificate is then held; and any cash amounts required to be paid by the holder under the Conditions on exercise of Exchange Rights may be made through Euroclear or Clearstream, Luxembourg or any other clearing system through which the Global Certificate is held at that time;

7.9.3	Notes which have been exchanged will be rendered void on the Exchange Date and the Principal Agent shall immediately notify the Registrar so as to ensure that the Register shall be adjusted accordingly to reflect the new principal amount of Notes represented by the Global Certificate; and

7.9.4	the holding of an interest in a Note by an accountholder of Euroclear or Clearstream, Luxembourg or any clearing system in which the Global Certificate is held at such time in respect of which the Exchange Right is exercised will be confirmed by the relevant Exchange Agent with the relevant clearing system.

7.10	Compliance: Each of the Issuer and the Guarantor undertakes to comply with the Trust Deed and the Conditions with respect to the Exchange Right and to transfer or procure the transfer of the Exchange Property upon exercise of the Exchange Right, subject to and in accordance with the Conditions. No pro rata share of the Exchange Property shall be delivered within the United States, including, but not limited to, delivery thereof to United States bank accounts or United States mailing addresses of Noteholders.

8	Cancellation, Destruction and Records

8.1	Cancellation by Agents: All Certificates which are presented for exchange or redemption, shall be cancelled forthwith on the Exchange Date or following redemption by the Agent by or through which they are exchanged, redeemed or paid. Such Agent, if it is not itself the Principal Agent, shall promptly send to the Principal Agent the details required by the Principal Agent for the purposes of this Clause 8 and, where appropriate, the cancelled Certificates.

8.2	Cancellation by the Issuer: Any Certificates purchased by or on behalf of the Issuer, the Guarantor or any of their respective subsidiaries may be surrendered to the Principal Agent for cancellation and forthwith upon receipt thereof, the Principal Agent shall cancel such Certificates. If any Notes purchased by or on behalf of the Issuer, the Guarantor or any of their respective subsidiaries are represented by a Global Certificate, the Issuer, the Guarantor or such subsidiary may forward all relevant details to the Principal Agent that may be required by the Agent to cancel such Notes and the Principal Agent shall effect the cancellation of the relevant Notes by entering the relevant details in, and by signing, the spaces on the relevant Global Certificate.

8.3	Certification of Payment Details: The Principal Agent shall as soon as practicable and in any event within 14 days after the date of any redemption, cancellation or exchange or any payment in respect of the Notes send to the Issuer, the Guarantor and the Trustee a certificate stating (i) the aggregate principal amount of Notes which have been redeemed, exchanged or cancelled or in respect of which any payment has been made on the Global Certificate and (ii) the certificate numbers of such Notes.

8.4	Destruction: Unless otherwise instructed by the Issuer or the Trustee, the Principal Agent shall as soon as reasonably practicable destroy the cancelled Notes in its possession and send the Issuer, the Guarantor and the Trustee a certificate giving the certificate numbers of such Notes in numerical sequence.

8.5	Records: The Principal Agent shall keep a full and complete record of the Notes issued, and a record of Certificates and replacements issued in substitution for those damaged or lost, and a record of the payment, redemption, replacement, cancellation and destruction of all Notes and the exchange of Notes for Exchange Property. It shall make such record available at all reasonable times to the Issuer, the Guarantor and the Trustee for at least 10 years from the last date of maturity of any Notes.

9	Replacement Notes

9.1	Stocks of Notes: The Principal Agent shall maintain a sufficient quantity of additional forms of Certificates for the purpose of issuing replacement Certificates in accordance with this Clause 9.

9.2	Replacement: The Principal Agent and the Registrar shall, subject to and in accordance with the Conditions and the following provisions of this Clause 9, cause to be delivered to the relevant holder any replacement Certificates which the Issuer may determine to issue in place of Certificates which have been mutilated, defaced, lost, stolen or destroyed or as required following exercise of some, but not all, of the Notes evidenced by a single Certificate.

9.3	Conditions to Replacement: The Principal Agent or Registrar (as the case may be) shall verify, in the case of an allegedly lost, stolen or destroyed Certificate in respect of which the serial number is known, that such Certificate has not previously been redeemed, purchased, paid or, as the case may be, exchanged. Neither the Principal Agent nor the Registrar shall issue a replacement Certificate unless and until the applicant therefore has:

9.3.1	paid such fees, expenses and costs as may be incurred by the Issuer, Guarantor or Principal Agent or Registrar (as the case may be) in connection with the replacement;

9.3.2	furnished it with such evidence and indemnity as the Issuer or the Guarantor may require; and

9.3.3	surrendered to it any mutilated or defaced Notes.

9.4	Cancellation: The Principal Agent shall, unless otherwise instructed by the Issuer, the Guarantor or the Trustee, cancel and destroy any mutilated or defaced Certificates replaced pursuant to this Clause 9 and furnish the Issuer with a destruction certificate containing the information specified in Clause 8.4 above.

9.5	Notification: The Principal Agent or Registrar (as the case may be) shall, on issuing a replacement Certificate, forthwith inform the Issuer, the Guarantor, the Trustee and the other Agents of the certificate number of the replacement Certificate and (if known) of the certificate number of the Certificate which it replaces.

9.6	Presentation of replaced Certificates: Whenever any Certificate alleged to have been lost, stolen or destroyed in replacement for which a new Certificate has been issued shall be presented to any of the Agents for payment, transfer or exercise, the relevant Agent shall promptly send notice thereof to the Issuer and the Guarantor and (except where the relevant Agent is the Principal Agent) the Principal Agent. The Principal Agent shall, on receipt of such notice, take appropriate steps (subject to being indemnified to its satisfaction as to costs) to recover the amount covered by the indemnity with respect to such allegedly lost, stolen or destroyed Certificates and upon the recovery thereof shall (subject as aforesaid) account to the Issuer (or, to the extent paid by the Guarantor, the Guarantor) for the amount so collected.

10	Notices

10.1	Publication: At the request and expense of the Issuer, failing whom the Guarantor, (other than in the case of notices in respect of the resignation or termination of appointment of an Agent or the Registrar or a change in its specified office), the Principal Agent shall arrange for the publication of all notices to Noteholders in a form prepared by the Issuer and/or the Guarantor and approved by the Trustee. Notices to holders shall be published in accordance with the Conditions having previously, unless the Trustee otherwise directs, been approved by the Trustee (such approval not to be unreasonably withheld or delayed).

10.2	Copies to the Trustee: The Principal Agent shall promptly send to the Trustee, the Issuer and the Guarantor two copies of the form of every notice to be given to Noteholders for approval and of every such notice once published.

10.3	Communications addressed to the Issuer: Forthwith upon receipt by the Principal Agent of a demand or notice addressed to the Issuer or the Guarantor, the Principal Agent shall forward a copy thereof to each of the Issuer or the Guarantor.

11	Duties of the Transfer Agents

If and to the extent specified by the Conditions and in accordance therewith and the terms of this Agreement or if otherwise requested by the Issuer or the Guarantor, each Transfer Agent will:

(i)	receive requests for the transfer of Notes, inform the Registrar, forward the deposited Certificate to the Registrar and assist in the issue of a new Certificate in accordance with the Transfer Regulations (defined in Clause 14.2 below) and in particular forthwith notify the Registrar of:-

(a)	the name and address of the holder of the Notes;

(b)	the identifying number of the relevant Certificate;

(c)	(where the full principal amount of the Notes in respect of which a Certificate was issued is not to be transferred) the principal amount transferred; and

(d)	the name, address and account for payments (if any) of the transferee to be entered on the Register.

(ii)	keep the Registrar informed of all transfers; and

(iii)	carry out such other acts as may be necessary to give effect to the Conditions and any other provision of this Agreement.

12	Duties of the Registrar

12.1	The Register: The Registrar shall maintain a register (the “Register”) at its specified office in Hong Kong (or such other city as may be approved in writing by the Issuer, the Guarantor and Trustee) in accordance with the Conditions and the Transfer Regulations. The Register shall show the amount of the Notes and the date of issue and all subsequent transfers and changes of ownership in respect thereof and the names and addresses of the holders of the Notes and details of the registered accounts (as described in Condition 10(b)). The Registrar shall at all reasonable times during office hours make the Register available to the Issuer, the Guarantor, the Trustee, the other Agents or any person authorised by any of them and any such other persons as may be required by law for inspection and at the expense of the requestor, for the taking of copies thereof or extracts therefrom. The Registrar shall deliver to the Issuer, the Guarantor, the Trustee, the other Agents and any person authorised by any of them, all such lists of holders of Notes, their addresses, registered accounts, holdings and other details as they may reasonably request. The Register will include a record of the identifying number allocated to the Notes and the identifying number allocated to each Certificate which is issued. Each Certificate will carry the identifying number of the Notes in respect of which it is issued, as well as its own identifying number.

12.2	Transfers: The Registrar will receive requests for the transfer of Notes and will also receive Certificates deposited with the Transfer Agents for transfer, effect the necessary entries, authenticate and issue new Certificates in accordance with the Trust Deed, the Transfer Regulations and the Conditions and deliver the new Certificates to the relevant Transfer Agent (if required).

12.3	Miscellaneous: The Registrar will carry out such other acts as may be necessary to give effect to the Conditions and the other provisions of this Agreement and the Trust Deed.

12.4	Delegation: The Registrar may, in carrying out its responsibilities, delegate such functions in its discretion to any of the other Transfer Agents (provided that the specified office of any such Transfer Agent is located outside the United Kingdom), at no additional cost to the Issuer or the Guarantor.

13	Custodian Arrangements

13.1

Amendment to Existing Arrangements: Each of Larouge and the Custodian acknowledge the existing custody agreement dated 18 August 2003 and the custodial arrangements described therein (as amended prior to the date hereof, together, the “Existing Arrangements”) made between Larouge and the Custodian prior to the date hereof. Each of Larouge and the Custodian agrees that, with effect from the date hereof, the Existing Arrangements shall be modified by the terms of this Agreement in order to give effect to this Clause 13, Conditions 6, 7 and 8 and clauses 6, 7, 8 and 9 of the Trust Deed. In the event of any inconsistency between the provisions of (i) any of this Agreement, Conditions 6, 7 or 8 or clauses 6, 7, 8 or 9 of the Trust Deed, and (ii) the Existing

Arrangements, this Agreement, Condition 6, 7 or 8 and/or Clause 6, 7, 8 or 9 of the Trust Deed (as the case may be) shall prevail. Subject to the foregoing, the Existing Arrangements shall continue in full force and effect.

13.2	Agreement to Deliver Exchange Property: Each of the Issuer and the Guarantor request Larouge, and Larouge agrees with the Issuer and the Guarantor to deliver the Exchange Property as required in accordance with the Conditions, the Trust Deed and this Agreement. For this purpose, each of the Issuer and the Guarantor confirm that Larouge may rely, and Larouge agrees to act upon, the information contained in a valid Exchange Notice received from an Exchange Agent (the conditions for exchange for which have been satisfied) as being an instruction from the Issuer and Guarantor (subject to the Issuer’s Cash Settlement Option and/or delivery of a Share Settlement Notice relating to some but not all of the Exchange Property referred to in the relevant Exchange Notice).

13.3	General Obligation: Except as otherwise expressly provided herein the Custodian shall not transfer, deliver, encumber or otherwise dispose of the Exchange Property and, in particular but without limitation to the generality of the foregoing the Custodian shall not (insofar as the Custodian is able to do so) create or permit to subsist any lien, security interest, right of set off, counterclaim or other rights over the Exchange Property. The Custodian shall provide the Trustee with written notification of any delivery by it of Exchange Property in accordance with the terms of this Agreement.

13.4	Transactions Not Requiring Instructions: The Custodian is authorised to carry out the following transactions at the Custodian’s discretion relating to the PLDT Shares, the Relevant Securities and/or cash constituting the Exchange Property without requiring further instructions (but subject always to the provisions of this Agreement:

13.4.1	to complete and sign any affidavits, certificates of ownership or other certificates, and to disclose relevant information, relating to the PLDT Shares, the Relevant Securities and/or cash credited to the Custody Account or the Cash Account in connection with the Custodian’s duties under this Agreement which may be required by the tax or any other regulatory authority in any relevant jurisdiction, whether governmental or otherwise, and whether relating to ownership, income tax or capital gains, or any other tax, duty or levy;

13.4.2	to take any action necessary and proper in connection with the receipt of any capital, income and other payments and distributions, including (without limitation) the presentation of any PLDT Shares or Relevant Securities;

13.4.3	to deliver to Larouge (with a copy to the Issuer, the Guarantor and the Trustee) transaction advices and/or monthly statements of account showing the PLDT Shares, the Relevant Securities and any cash credited to the Custody Account or the Cash Account at such intervals as determined by the Custodian; and

13.4.4	to do all such acts necessary or desirable in order to perform its duties under this Agreement (including without limitation to do any currency conversion at such rate as may be determined by the Custodian where any payment is received or to be made in a different currency (unless otherwise provided in the Conditions)).

13.5

Transactions Requiring Instructions: The Custodian is authorised to carry out any transactions whatsoever relating to the PLDT Shares, any Securities and/or any cash, upon receipt of specific instructions from Larouge (and, unless the instruction relates to any Permitted Stock Lending, countersigned by the Guarantor), or with respect to Clause

13.5.6, upon receipt from the Issuer no later than 3 Trading Days from the Exchange Date of a Share Settlement Notice confirming the instruction to deliver the Exchange Property referred to in an Exchange Notice, and for the purpose of satisfying the Exchange Right, Larouge irrevocably instructs the Custodian to accept and act on any such Share Settlement Notice and Exchange Notice without further instruction from Larouge being required, including, without limitation:

13.5.1	to deliver or otherwise deal with the PLDT Shares, any Securities or any cash, or to make payment for and/or receive PLDT Shares or Securities purchased by Larouge;

13.5.2	to collect and receive, for the account of Larouge, all income and other payments and distributions in respect of the PLDT Shares, any Securities and/or cash, and, to the extent required by Condition 6, 7 or 8 and clauses 6, 7, 8 or 9 of the Trust Deed, credit the same to the Custody Account or the Cash Account as Exchange Property;

13.5.3	to receive and hold for the account of Larouge any capital arising out of or in connection with the PLDT Shares, any Securities and/or cash, whether as a result of its being called or redeemed or otherwise becoming payable (other than at the option of the holder thereof) and, to the extent required by Condition 6, 7 or 8 and clauses 6, 7, 8 or 9 of the Trust Deed, credit the same to the Custody Account or the Cash Account as Exchange Property;

13.5.4	to receive and hold for the account of Larouge all Securities or cash received by the Custodian as a result of a dividend, share sub-division or reorganisation, capitalisation of reserves or otherwise and, to the extent required by Conditions 6, 7 or 8 and clauses 6, 7, 8 or 9 of the Trust Deed, credit the same to the Custody Account or the Cash Account as Exchange Property;

13.5.5	to deliver PLDT Shares, Securities and/or cash to any other party as specified by Larouge and (unless the instruction relates to any Permitted Stock Lending) the Guarantor, under a separate instruction, to the extent that such PLDT Shares, Securities and/or cash are not required by Conditions 6, 7 or 8 or clauses 6, 7, 8 or 9 of the Trust Deed to form part of the Exchange Property, or which have been released from Exchange Property pursuant to the Conditions or the Trust Deed, or which are to be the subject of Permitted Stock Lending, or which are to be released for the purposes of Clause 6.3 of the Trust Deed. The Custodian shall comply with all such instructions, provided that the relevant instructions from Larouge shall state that the PLDT Shares, Securities and/or cash to be delivered pursuant to this Clause are not required by the Conditions or the Trust Deed to form part of the Exchange Property and state the reasons therefor; and

13.5.6	upon exercise of the Exchange Right by a Noteholder or the Trustee and receipt from the Issuer of a Share Settlement Notice, to deliver the relevant pro rata share of the Exchange Property to the exchanging Noteholder (or its nominee) as provided in the relevant Exchange Notice (such relevant pro rata share being adjusted to give effect to a Share Settlement Notice provided by the Issuer) or to the Trustee or its nominee (which may, for the avoidance of doubt, include delivery of the Exchange Property to the relevant Noteholder or the Trustee at the specified office of the Custodian for collection), all in accordance with Condition 6 and clauses 6, 7, 8 or 9 of the Trust Deed. The Custodian shall comply with such instructions.

13.6	Notice from the Custodian: The Custodian will inform Larouge (with a copy to the Issuer, the Guarantor, the Exchange Agent and the Trustee) of notices that it has received in respect of any bonus issues, rights issues, payment calls, takeover bids or general meetings of the issuers/companies in relation to the PLDT Shares or other Securities held in the Custody Account or of any proposal that any register of the holders of the PLDT Shares or other Securities held in the Custody Account be closed or reopened, and Larouge shall give the Custodian instructions on a timely basis so that the Custodian will have sufficient time to comply with the same.

13.7	Segregation, Identification and Registration: So long as any Note is outstanding, the Custodian shall ensure that:

13.7.1	All PLDT Shares and/or Securities which are deposited in a depositary may be maintained with the depositary in an account for the Custodian’s customers, and the Custodian warrants that it will not mingle its own assets with such PLDT Shares or Securities held for or on behalf of Larouge.

13.7.2	Where PLDT Shares or Securities are physically held by the Custodian, such PLDT Shares or Securities shall be physically segregated from the securities of the Custodian or of the other clients of the Custodian.

13.7.3	The Custodian shall ensure that any PLDT Shares, Securities and/or cash whether held by the Custodian or a depository shall be clearly identified in the Custodian’s records as being held for or on behalf of Larouge.

13.7.4	The Custodian’s records relating to the PLDT Shares, other Securities and cash and the Custodian’s premises where the PLDT Shares or Securities are kept shall be open to inspection/audit at reasonable times (subject to prior notice) by the auditors and representatives of Larouge (or the Issuer, the Guarantor and by the Trustee and their respective representatives). Whenever reasonably required by Larouge (or the Issuer or the Guarantor or the Trustee), the Custodian shall furnish general audit reports on the Custodian’s operational and security control.

13.8	Custody Account and Cash Account Procedures: With respect to any transaction involving the PLDT Shares, Securities and/or cash, the Custodian will cause the Cash Account and the Custody Account (as the case may be) to be credited or debited in accordance with normal market practice.

13.9	Appointment of Sub-Custodian: The Custodian may appoint any party (including clearance systems, depositories and any affiliate of the Custodian) to perform and/or to assist/advise the Custodian in performing any of the duties of the Custodian under this Agreement and may delegate to any such party so appointed any of its functions under this Agreement, provided that the Custodian shall use reasonable care to ensure that it appoints only a competent party which agrees to be bound by the relevant provisions of this Agreement to give effect to the Trust Deed and the Conditions referred to in this Agreement. Provided that the Custodian shall have exercised reasonable care in the appointment of such sub-custodian, the Custodian shall not be responsible for any liability incurred by reason of misconduct or default on the part of such sub-custodian.

13.10	Custodian’s Other Interests: The parties hereto acknowledge that the Custodian may have banking or custodian relationships with or interests in companies whose Securities are held in the Custody Account or which are purchased or sold for the Custody Account.

13.11	Custodian’s Scope of Responsibility

13.11.1	The Custodian shall use reasonable care in the performance of its duties under this Agreement but shall not be responsible for any loss or damage suffered by Larouge as a result of the Custodian performing such duties or for any act or omission in respect of any instructions or as a result of Larouge’s failure to provide timely instructions when required and/or under this Agreement unless the same results from negligence or wilful default on the part of the Custodian.

13.11.2	The Custodian shall not be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement which must be made to any relevant authority whether governmental or otherwise and for the payment of all unpaid calls, taxes, imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with the PLDT Shares, Relevant Securities and/or cash.

13.11.3	The Custodian may in its sole discretion assist Larouge in any tax matters, including any application for a reduced rate or refund of tax. The Custodian gives no assurance that such assistance will result in relief at source, refund of tax or other intended consequences, and may in its sole discretion without liability withdraw such assistance at any time (notwithstanding any pending application).

13.11.4	The Custodian is not acting under this Agreement as investment manager or investment adviser to Larouge and responsibility for any selection, acquisition and/or disposal of the PLDT Shares, Relevant Securities and/or cash shall remain with Larouge at all times.

13.11.5	The Custodian shall not be liable for any negligence, default, failure or delay of any securities registration body or securities registrar (or similar party) and any losses arising therefrom (including non-receipt of bonus, dividends and any rights).

13.11.6	The Custodian is entitled at its discretion to reverse incorrect credit entries to any accounts (including where an entry was made in anticipation of receipt of funds/assets which receipt was however not fulfilled).

13.11.7	The Custodian shall not be liable for any negligence, default, act or omission of Euroclear or Clearstream, Luxembourg or any other entity providing central depositary, clearing and/or settlement facilities for securities, or any losses arising therefrom.

13.11.8	The Custodian shall not have any duty to monitor the compliance by Larouge with any guideline or restriction imposed by law or regulation.

13.11.9	The Custodian shall not have any liability in connection with its reliance in good faith on records that were maintained for Larouge by another party prior to the Custodian’s appointment hereunder.

13.11.10	Each of the Issuer, the Guarantor and Larouge hereby agrees and irrevocably confirms that the Custodian shall, upon receipt of the demand in writing by the Trustee made at any time after the occurrence of an Event of Default or Potential Event of Default, so far as permitted by law shall act solely on the instructions of the Trustee to hold, transfer, dispose or deal with the Exchange Property in accordance with the Conditions and the Trust Deed as specified in Clause 4. The Custodian shall have no duty to verify if there is actually an occurrence of an Event of Default or Potential Event of Default and the notification from the Trustee shall be conclusive evidence of the occurrence of an Event of Default or Potential Event of Default.

13.11.11	The Custodian shall not at any time be under any duty or responsibility for monitoring or checking whether any particular PLDT Shares, Securities, cash or other assets should or should not form part of the Exchange Property or whether any notices (including particularly an Exchange Notice and a Share Settlement Notice), instructions and/or directions given by Larouge and the Guarantor or an Exchange Agent or the Trustee to the Custodian are correct or have been given in accordance with the provisions of the Trust Deed or the Conditions and shall be entitled to assume that any notices (including particularly an Exchange Notice and a Share Settlement Notice), instructions and/or directions given by Larouge and the Guarantor or an Exchange Agent or the Trustee are correct and have been given in accordance with the Trust Deed and the Conditions and shall not incur any liability by reason of any such notice (including particularly an Exchange Notice and a Share Settlement Notice), instruction and/or direction being given in breach of any provision of the Trust Deed and/or the Conditions.

13.12	Custody Instructions:

13.12.1	Instructions given pursuant to this Agreement with respect to the Custody Account and the Cash Account (other than any action to be taken by the Custodian pursuant to an Exchange Notice) will be in writing signed by an Authorised Person of Larouge and countersigned (if relevant) by an Authorised Person of the Guarantor. In the event of any inconsistency between the instructions contained in a valid Exchange Notice (received from an Exchange Agent) (as adjusted, if necessary, to give effect to a Share Settlement Notice provided by the Issuer) and instructions received from Larouge, the former shall prevail. So long as any Note is outstanding, Larouge will deliver to the Trustee a copy of all notices and instructions given by Larouge with respect to the Custody Account and/or the Cash Account (other than where such notice given in the form of an Exchange Notice) at the time such notices or instructions are given by Larouge.

13.12.2	The Custodian may rely on the performance of its duties under this Agreement and without liability on its part, upon any instructions believed by it in good faith to be given by an Authorised Person or any Exchange Notice or other document which it believes to be genuine, and provided the Custodian is not guilty of negligence or wilful misconduct the Custodian shall have no responsibility for any losses or liabilities whatsoever should such instructions (or the signature thereon) or such document turn out to be unauthorised, erroneous or fraudulent.

13.12.3	The handling of the PLDT Shares, Securities and/or cash, shall be carried out subject to the rules, laws, operating procedures and market practice of any relevant stock exchange, clearing house, sub-custodian, depository, settlement system, market or jurisdiction where or through which they are to be executed, and the Custodian is entitled to execute instructions in accordance with normal market practice and its normal operational procedures and insofar as it may consider practicable and reasonable.

13.12.4	The Custodian shall be under no duty to assess the prudence or otherwise of any instructions or to give advice in relation thereto, and may act on the instructions properly given irrespective of their prudence or otherwise.

14	Documents and Forms

The Issuer shall send to the Agents:

(i)	sufficient copies of all documents required by the Notes, the Conditions relating to the Notes or any stock exchange (or any other relevant authority) on which the Notes are listed from time to time to be available for issue or inspection (and the Agents shall make them so available to holders); and

(ii)	as required, forms of proxy, together with instructions as to how to complete, deal with and record the issue of such forms.

The Registrar shall cause the Certificates delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that such Notes are only issued in accordance with the provisions of this Agreement, the Conditions, the Trust Deed and the relevant Global Certificate.

15	Information and Regulations concerning the Notes

15.1	Provision of information: Each Agent and the Custodian will give to the Principal Agent and, as appropriate, the other Agents or the Custodian such further information with regard to their activities hereunder as may reasonably be required by them for the proper carrying out of their respective duties.

15.2	Regulations: The Issuer and/or the Guarantor may, subject to the Conditions, from time to time with the prior written approval of the Trustee promulgate regulations concerning the carrying out of transfers of Notes and the forms and evidence to be provided on transfer (“Transfer Regulations”). All such transfers will be made subject to the Transfer Regulations. The initial such Transfer Regulations are set out in Schedule 3. The Registrar shall provide copies of the current Transfer Regulations to Noteholders upon request (free of charge to the Noteholder).

16	Indemnity

16.1	By Issuer: The Issuer, failing whom the Guarantor, will indemnify each Agent and the Custodian (and its officers, employees, directors and controlling persons) against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which it may incur or which may be made against it arising out of or in relation to or in connection with its appointment or the exercise of its functions, except such as may result from a breach by it of this Agreement or its wilful default, gross negligence, fraud or bad faith or that of its officers, employees, directors and controlling persons. Notwithstanding the foregoing, under no circumstances will the Issuer or Guarantor or any of their officers, employees, directors or controlling persons be liable to any Agent or the Custodian any other party to this Agreement for any consequential loss or damage (including but not limited to loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

16.2	By Agents and Custodian: Each Agent and the Custodian shall indemnify the Issuer and the Guarantor (and each of its officers, employees, directors and controlling persons) against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Issuer or the Guarantor may incur or which may be made against it as a result of a breach by that Agent or the Custodian of this Agreement or its wilful default, gross negligence, fraud or bad faith or that of its officers, employees, directors and controlling persons. Notwithstanding the foregoing, under no circumstances will any Agent or the Custodian or any of its officers, employees, directors or controlling persons be liable to the Issuer or the Guarantor or any other party to this Agreement for any consequential loss or damage (including but not limited to loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

17	General

17.1	No agency or trust: In acting under this Agreement the Agents and the Custodian shall, have no obligation towards or relationship of agency or trust with any holder and need only perform the duties set out specifically in this Agreement and the Conditions and any duties necessarily incidental to them.

17.2	Holder to be treated as owner: Except as otherwise required by law, each Agent and the Custodian will be entitled to treat the holder of a Notes as its absolute owner as provided in the Conditions and will not be liable for doing so.

17.3	No lien: No Agent nor the Custodian shall exercise any lien, right of set-off or similar claim against any holder in respect of moneys payable by it under this Agreement.

17.4	Legal advice: At the expense the Issuer and/or the Guarantor, each Agent and the Custodian may consult with legal and other professional advisers selected by it in good faith satisfactory to it and the opinion of such advisers shall not be liable in respect of any action taken, omitted or suffered hereunder in good faith and without negligence in accordance with the opinion of such advisers.

17.5	Reliance on documents, communication etc.: No Agent nor the Custodian shall be liable in respect of anything done or suffered by it in reliance on a Note or other document reasonably believed by it to be genuine and signed by the proper party or parties. Each of the Agents and the Custodian shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction request or order from the Issuer or the Guarantor, except such as may result from its own negligence or wilful misconduct or bad faith or that of its officers, employees or agents or the breach by it of the terms of this Agreement.

17.6	Other relationships: Any Agent and any other person, whether or not acting for itself, may acquire, hold or dispose of any Notes or other security (or any interest therein) of the Issuer or the Guarantor or any other person, may enter into or be interested in any contract or transaction with any such person and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any such person in each case with the same rights as it would have had if that Agent were not an Agent and need not account for any profit.

17.7	Survival: The indemnities contained in Clauses 16.1 and 16.2 shall survive the termination or expiry of this Agreement.

17.8	No Liability for Interest: No Agent shall be under any liability for interest on any moneys at any time received by it pursuant to any of the provisions of this Agreement or of the Notes and applied by it in accordance with the provisions hereof, except as otherwise provided hereunder.

17.9	No Obligation to Take Action: No Agent shall be under any obligation to take action under this Agreement which it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it.

17.10	Force Majeure: In no event shall any Agent or the Custodian be liable for any failure or delay in the performance of its obligations under this Agreement because of circumstances beyond such Agent’s or the Custodian’s control, including, without limitation, acts of God, flood, war (whether declared or not declared), terrorism, fire, riot, embargo, labour disputes, any laws, ordinances, regulations or the like which restrict or prohibit the performance of the obligations contemplated by this Agreement, the failure of equipment, or interruption of external communications, and other causes beyond such Agent’s or the Custodian’s control whether or not of the same class or kind as specifically named above.

18	Changes in Agents and Custodian

18.1	Appointment and Termination: The Issuer or the Guarantor may, with the prior written approval of the Trustee, at any time appoint additional Agents or Custodian and/or terminate the appointment of any Agent or the Custodian or (with the agreement of the relevant Agent or the Custodian) vary the terms of any such appointment by giving to the Principal Agent and the Agent concerned or the Custodian at least 60 days’ written notice to that effect, which notice shall expire at least 30 days before or after any due date for payment of any Notes.

18.2	Resignation: Any Agent or the Custodian may resign its appointment at any time by giving the Issuer, the Guarantor and (if not itself the Principal Agent) the Principal Agent at least 60 days’ prior written notice to that effect, which notice shall expire at least 30 days before or after any due date for payment of any Notes. The Issuer and the Guarantor each agrees with the Principal Agent that if, by the day falling 10 days before the expiry of any notice under this Clause 18.2, the Issuer has not appointed a replacement Agent or Custodian (as the case may be), then the relevant Agent or the Custodian (as the case may be) shall be entitled, on behalf of the Issuer and the Guarantor, to appoint in its place any bank or trust company of international reputation with experience of performing such a role which the Issuer, the Guarantor and the Trustee shall approve.

18.3	Condition to Resignation or Termination: No resignation or (subject to Clause 18.5) termination of the appointment of the Principal Agent, the Registrar or the Custodian shall, however, take effect until a new Principal Agent (which shall be a bank or trust company), Registrar or Custodian has been appointed and no resignation or termination of the appointment of any other Agent shall take effect if there would not then be Agents as required by the Conditions.

18.4	Change of Office: If an Agent or the Custodian changes the address of its specified office in a city it shall give the Issuer, the Guarantor the Trustee and the Principal Agent at least 60 days’ notice of the change, giving the new address and the date on which the change takes effect.

18.5	Automatic Termination: The appointment of the Principal Agent shall forthwith terminate if the Principal Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Principal Agent, a receiver, administrator or other similar official of the Principal Agent or all or any substantial part of its property is appointed, a court order is entered approving any petition filed by or against it under applicable bankruptcy or insolvency law or a public officer takes charge or control of the Principal Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation.

18.6	Delivery of records: If the Principal Agent resigns or its appointment is terminated, it shall on the date the resignation or termination takes effect pay to the new Principal Agent the amount held by it in respect of the Notes and deliver to the new Principal Agent the records kept by it and all Notes held by it pursuant to this Agreement and pending such transfer shall hold all such moneys and documents in trust for and subject to the order of the successor Principal Agent hereunder. If the appointment of the Registrar is terminated or the Registrar resigns its appointment hereunder, the Registrar shall, on the date on which such termination or resignation takes effect, deliver to the successor Registrar, the Register, all Certificates and blank Certificates held by it and all other records maintained by it pursuant to this Agreement. If the appointment of any other Agent is terminated or any other Agent resigns its appointment hereunder, such Agent shall, on the date on which such termination or resignation takes effect, deliver to any successor Agent or, if none, the Principal Agent any records (including Exchange Notices or Certificates) maintained or held by it pursuant to this Agreement.

18.7	Successor Corporations: A corporation into which an Agent or the Custodian is merged or converted or with which it is consolidated or which results from a merger, conversion or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Agent or Custodian under this Agreement without further formality. The Agent or Custodian concerned shall forthwith notify such an event to the other parties to this Agreement.

18.8	Notices: The Principal Agent shall give Noteholders and the Trustee at least 30 days’ notice of any proposed appointment, termination, resignation or change under Clauses 18.1 to 18.4 of which it is aware, and, as soon as practicable, notice of any succession under Clause 18.7 of which it is aware. The Issuer shall give holders and the Trustee, as soon as practicable, notice of any termination under Clause 18.5 of which it is aware.

19	Commissions, Fees, Expenses, Taxes and Stamp Duties

19.1	Fees: The Issuer (failing whom the Guarantor) will pay to the Principal Agent the commissions, fees and expenses in respect of the Agents’ and Custodian’s services as separately agreed with the Principal Agent and the Issuer and the Guarantor need not concern themselves with their apportionment between the Agents and the Custodian.

19.2	Taxes and Stamp Duties: The Issuer (failing whom the Guarantor) agrees to pay any and all stamp and other documentary taxes or similar duties properly incurred by the Agents and the Custodian in connection with the execution, delivery, performance and enforcement of this Agreement.

19.3	Review: At the request of an Agent or the Custodian, the relevant Agent or the Custodian may from time to time and during the continuance of this Agreement review the commissions and fees agreed pursuant to Clause 19.1 with the Issuer and the Guarantor with a view to determining whether the parties can mutually agree upon any changes to the commissions and fees.

20	Communications

20.1	Notices: Any communication shall be by letter or fax:

in the case of the Issuer, to it at:

First Pacific Finance Limited

c/o 24th Floor, Two Exchange Square

8 Connaught Place

Central, Hong Kong SAR

Fax no.:	+852 2810 4313

Attention:	The Board of Directors

in the case of the Guarantor, to it at:

First Pacific Company Limited

24th Floor, Two Exchange Square

8 Connaught Place

Central, Hong Kong SAR

Fax no.:	+852 2810 4313

Attention:	The Company Secretary

in the case of the Trustee, to it at:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road, Central

Hong Kong SAR

Fax no.:	+852 2801 5586

Attention:	Corporate Trust and Loan Agency

in the case of the Principal Agent, the Exchange Agent and the Transfer Agent to them at:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road, Central

Hong Kong SAR

Fax no.:	+852 2801 5586

Attention:	Corporate Trust and Loan Agency

and, in the case of the Registrar and the Paying Agent, to them at:

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road, Central

Hong Kong SAR

Fax no.:	+852 2801 5586

Attention:	Corporate Trust and Loan Agency

in the case of the Custodian, to it at

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road, Central

Hong Kong SAR

Fax no.:	+852 2801 5586

Attention:	Corporate Trust and Loan Agency

with a copy to:

The Hongkong and Shanghai Banking Corporation Limited

30th Floor Discovery Suites

25 ADB Avenue

Ortigas Centre, Pasig City

1605 The Phillippines

Fax no.:	+632 755 5058

Attention:	Custody and Clearing

in the case of Larouge, to it at

Larouge B.V.

Rokin 55

1012 KK Amsterdam

The Netherlands

Fax no.:	+31 20 521 4825

Attention:	Meespierson Intertrust BV (Mr. Gerard J Van Spall)

with a copy to:

24th Floor, Two Exchange Square

8 Connaught Place, Central

Hong Kong SAR

Fax no.:	+852 2810 4313

Attention:	Legal Department

or any other address of which written notice has been given to the parties in accordance with this Clause. Such communications will take effect, in the case of a letter, when delivered or, in the case of fax, when received in complete and legible form. Communications not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

20.2	Notices through Principal Agent: All communications relating to this Agreement between (1) the Issuer, the Guarantor and the Trustee and (2) any of the Agents or between the Agents themselves shall be made (except where otherwise expressly provided) through the Principal Agent.

21	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

22	Amendments

This Agreement may be amended by an agreement in writing between all of the parties, without the consent of any Noteholder, (a) for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained in this Agreement or (b) to provide for such certifications or procedures as may be necessary to assure compliance with applicable securities and tax law and regulations or (c) in any manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and the provisions of the Trust Deed and shall not, in the opinion of the Trustee, be materially prejudicial to the interests of the holders.

23	Governing Law and Jurisdiction

23.1	Governing Law: This Agreement shall be governed by and construed in accordance with English law.

23.2	Jurisdiction: The courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The parties to this Agreement hereby irrevocably submit for all purposes for or in connection with this Agreement to the exclusive jurisdiction of the courts of England and waive any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. These submissions shall not limit the right of any party to this Agreement to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

23.3	Service of Process: Each of the Issuer, the Guarantor and Larouge irrevocably appoint Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ, to receive, for it and on its behalf, service of process in any Proceedings in England. If for any reason such process agent ceases to be able to act as such or no longer has an address in England, each of the Issuer, the Guarantor and Larouge shall forthwith appoint a substitute process agent and deliver to the Trustee, the Agents and the Custodian a copy of the new agent’s acceptance of that appointment within 30 days. Nothing shall affect the right to serve process in any other manner permitted by law.

Schedule 1

Form of Exchange Notice

First Pacific Finance Limited

U.S.$199,000,000

Zero Coupon Guaranteed Exchangeable Notes due 2010

Guaranteed by First Pacific Company Limited

Exchangeable into Common Stock of par value Php 5.00 each of

Philippine Long Distance Telephone Company

EXCHANGE NOTICE

(Please read the notes below before completing this Notice.)

Name, address and signature of exchanging holder:

Name:
Date:
Address:

Telephone Number:
Facsimile Number:
Signature:

Where the Notes to be exchanged are evidenced by the Global Certificate, the Exchange Notice need not be signed. In such a case, delivery of the Exchange Notice will constitute confirmation by the beneficial owner of the Notes to be exchanged that the information and the representations in the Exchange Notice are true and accurate on the date of delivery.

To:	[The Hongkong and Shanghai Banking Corporation Limited] (as Exchange Agent)

Fax No.:            [+852 2801 5586]

cc:	First Pacific Finance Limited

Fax No.:            [+852 2810 4313]

cc:	First Pacific Company Limited

Fax No.:            [+852 2810 4313]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Custodian)

Fax No.:            [+852 2801 5586]            and Fax No.:    [+632 755 5058]

I/We hereby irrevocably elect to exchange the Notes specified below for a pro rata share of the Exchange Property referred to in, and in accordance with, the Conditions.

1	Total principal amount, number and identifying numbers of Notes to be exchanged:

Total principal amount:
Total number of Notes:
Identifying numbers of Notes (if relevant):
(Not required for Notes represented by the Global Certificate)

Identifying numbers of Certificates deposited in respect of Notes to be exchanged (if relevant):
(Not required for Notes represented by the Global Certificate)

If necessary, the details relating to stated principal amounts and identifying numbers of Certificates may be attached separately.

2	We attach a duly completed delivery instruction (if required) in the form currently prescribed by the Philippine Depositary and Trust System, or any replacement or alternative depositary and/or clearing system through which the PLDT Shares or other Exchange Property are to be delivered (if applicable) (the “Depositary”).

3	I/We hereby irrevocably instruct the Depositary to credit, my/our Securities Account below with the Depositary with the PLDT Shares or other Exchange Property which is capable of being so deposited.

Securities Account to be credited with the PLDT Shares or other Exchange Property:

4	Where the PLDT Shares or other Exchange Property are not cleared through the Depositary:

Name(s) and address(es) of person(s) in whose name(s) the PLDT Shares (if any) (together with any other Exchange Property) required to be delivered on exchange are to be registered:

Name:
Address:

Telephone Number
Facsimile Number

5	Where the PLDT Shares or other Exchange Property are not cleared through the Depositary:

I/We hereby request that the certificates for the PLDT Shares (if any) (together with any other Exchange Property and any related documents of title and evidence of ownership) required to be delivered upon exchange:

* (a) be despatched (at my/our risk and expense) to the person whose name and address is given below and in the manner specified below:

Name:
Address:

Manner of despatch:
Facsimile Number

* (b) be made available for collection at the specified office of the Custodian

* Delete as applicable

6	I/We hereby request that any payment of any cash amounts payable in respect of the exercise of Exchange Rights or any amount of cash payable as a result of the exercise of the Cash Settlement Option (if any) pursuant to the Conditions are made in the manner specified below (being a bank account in New York City):

Account No:
Account Name:
Bank:
Branch:
Sort Code:

7	I/we represent and agree that, at the time of the signing and/or delivering this Exchange Notice, I/we, or the person(s) who has/have a beneficial interest in the Notes to be exchanged, am/are/is acquiring the Exchange Property (initially comprising the Shares) to be delivered upon an exchange of the Notes in an offshore transaction (as defined in Regulation S under the U.S. Securities Act of 1933 (the “Securities Act”)) in accordance with Rule 903 or Rule 904 of Regulation S (“Regulation S”). I/We hereby represent and warrant that the exchanging holder (or any person who has a beneficial interest in the Notes to be exchanged) is located outside the United States and is not a US person (within the meaning of Regulation S).

I/we represent and agree that, at the time of the signing and/or delivering this Exchange Notice, I/we, or the person(s) who has/have a beneficial interest in the Notes to be exchanged, understands that the Exchange Property to be delivered upon exchange of such Notes has not been and will not be registered under the Securities Act and agree(s) that (i) if I/we or such person, should offer, sell, pledge or otherwise transfer such Exchange Property, I/we or such person will do so only in compliance with the Securities Act and other applicable laws and only in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, and in accordance with any applicable securities law of any State of the United States, and (ii) I/we and such person may not, subject to restrictions under U.S. securities laws, Philippine securities laws and the applicable deposit agreement, deposit or cause to be deposited any of such Exchange Property in the form of shares in any unrestricted depositary receipt facility for the shares which is existing or may be created in the United States. No Exchange Property will be delivered to a holder of Notes or a beneficial interest therein unless such holder satisfies the foregoing conditions.

8	If any amount is payable in a currency other than U.S. dollars upon exchange of the Notes, please specify payment method and details in an attachment to this Notice.

9	The Certificates in respect of the Notes exchanged hereby, and all amounts payable under Condition 6, accompany this Exchange Notice.

N.B.

(i)	Terms not otherwise defined in this Exchange Notice have the meaning given to them in the terms and conditions (the “Conditions”) of the Notes referred to above.

(ii)	This Exchange Notice will be void unless the introductory details and Sections 1 to 7 are completed. This Exchange Notice may be completed by or on behalf of an accountholder of Euroclear or Clearstream, Luxembourg or any other clearing system in which the relevant Notes is held at such time which has an interest in such Notes. The holding of an interest in a Notes by an accountholder of Euroclear or Clearstream, Luxembourg or any clearing system in which the relevant Notes is held in respect of which Exchange Rights are being exercised will be confirmed by the Exchange Agent with the relevant clearing system.

(iii)	Your attention is drawn to Condition 6 of the Notes with respect to the conditions precedent which must be fulfilled before the Notes specified above will be treated as effectively eligible for exchange. In particular, Condition 6(b) requires a Noteholder to pay any Stamp Taxes arising on exchange and/or on the transfer, delivery or other disposition of Exchange Property arising on exercise of Exchange Rights or provide an indemnity in respect thereof in such form as the Issuer may reasonably require (other than or in respect of any Stamp Taxes payable or imposed in the Republic of the Philippines or any other jurisdiction in which the register in respect of any securities or other property comprising Exchange Property is located or in which any property comprising Exchange Property is situated).

(iv)	Exchange Property will be delivered in accordance with the rules and procedures of the clearing system through which the Exchange Property is to be delivered. To the extent that the Exchange Property is not currently held in a clearing system, delivery of such securities (if any) will be effected in certificated form.

(v)	Despatch of share certificates or other securities or property (if any) will be made at the risk and expense of the exchanging holder and the exchanging holder will be required to prepay the expenses of, and submit any necessary documents required in order to effect, despatch in the manner specified.

(vi)	This Exchange Notice once given shall be irrevocable and may not be withdrawn without the consent in writing of the Issuer.

(vii)	The Issuer and/or the Guarantor has notified the Agents that the register of shareholders of the [insert the name of the issuer of Relevant Securities] comprised in the Exchange Property will be closed on the following dates:

For Exchange Agent’s use only:-

1	(A) Notes exchange identification reference:

(B) Date of delivery of Exchange Notice to Exchange Agent:

(C) Exchange Date:

2	(A) Aggregate principal amount of Notes in respect of which Certificates (if any) have been deposited for exchange:

(B) Relevant Securities the subject of this Exchange Notice:

(C) Number of Relevant Securities to be delivered:

(D) Cash payments in respect of the exercise of Exchange Rights, pursuant to the Conditions (if any):

(E) Other Exchange Property to be delivered:

N.B. The Exchange Agent must complete items 1 and 2.

Schedule 2

Form of Issuer’s Acknowledgement of Exchange Notice

Form of notification to be sent by facsimile transmission by the Issuer to the Exchange Agent which has sent the relevant Exchange Notice - see Clause 7.4 (copied to the Guarantor, the Principal Agent, the Trustee, the Registrar and the Custodian).

First Pacific Finance Limited

U.S.$199,000,000

Zero Coupon Guaranteed Exchangeable Notes due 2010

Guaranteed by First Pacific Company Limited

Exchangeable into Common Stock of par value Php 5.00 each of

Philippine Long Distance Telephone Company

To:	[The Hongkong and Shanghai Banking Corporation Limited] (as Exchange Agent) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	First Pacific Company Limited [24th Floor, Two Exchange Square 8 Connaught Place Central, Hong Kong SAR]

Fax no.:	[+852 2810 4313]

Attention:	[The Company Secretary]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Principal Agent) [ADDRESS]

Fax no.:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Trustee) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Registrar) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Custodian) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

with a copy to:

The Hongkong and Shanghai Banking Corporation Limited

[30th Floor Discovery Suites

25 ADB Avenue

Ortigas Centre, Pasig City

1605 The Phillippines]

Fax no.: [+632 755 5058]

Attention: [Custody and Clearing]

Notes exchange identification reference:

(A)

(B)

(C)

(D)

(E)

(F)

(G)

By or on behalf of First Pacific Finance Limited

Explanation

Against the letters (A) to (H) inclusive will be inserted the following information with respect to the delivery of Exchange Property upon exchange:

(A) =	the identification code of the relevant Exchange Agent and Exchange Notice.

(B) =	number of PLDT Shares delivered upon exchange.

(C) =	the amount of cash or other Exchange Property (other than PLDT Shares) forming part of the Exchange Property delivered and the date and manner of the payment of cash.

(D) =	the Securities Account number with the Depositary to which the PLDT Shares and/or Relevant Securities (if applicable) were delivered or, as the case may be, the name and address of person to whom such share certificates, etc. are to be despatched and manner of despatch.

(E) =	if applicable, the date of despatch of the certificate or certificates for PLDT Shares and any securities, property or cash or the date the same were made available for collection from the Custodian.

(F) =	if applicable, the name of the person to whom or to whose order the certificate or certificates for PLDT Shares or other Relevant Securities and/or cash, if any, were despatched and the address to which and the manner in which they were despatched.

(G) =	whether the Issuer or Guarantor considers delivery of any part of the Exchange Property to be unlawful (Yes/No).

(H) =	cheque or bank account details if any cash amount becomes payable.

Schedule 3

Regulations Concerning the Transfer and Registration of Notes

1	Each Notes shall be in the denomination of U.S.$10,000. Definitive Certificates, each evidencing entitlement to one or more Notes, shall be issued in accordance with the Conditions.

2	Subject to the provisions of the regulations set forth herein and elsewhere in this Agreement, the Notes are transferable by execution of the form of transfer on each Definitive Certificate endorsed under the hand of the transferor or, where the transferor is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing. In this Schedule “transferor” shall where the context permits or requires include joint transferors and be construed accordingly.

3	The Definitive Certificates issued in respect of the Notes to be transferred must be delivered for registration to the office of a Transfer Agent or the Registrar accompanied by such other evidence (including certificates and/or legal opinions) as the Transfer Agent or the Registrar may reasonably require to prove the title of the transferor or his right to transfer the Notes and his identity and, if the form of transfer is executed by some other person on his behalf or in the case of the execution of a form of transfer on behalf of a corporation by its officers, the authority of that person or those persons to do so. The signature of the person effecting a transfer of a Notes shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Transfer Agent or the Registrar may require.

Upon acceptance for transfer or exchange of an interest in Notes evidenced by the Global Certificate for Definitive Certificates as provided herein, the Registrar shall record the entries in the Register in respect of the Notes accordingly to reflect, in the case of the Global Certificate from which such transfer or exchange is made, a decrease in the principal amount of Notes evidenced by such Global Certificate equal to the principal amount being transferred or exchanged.

4	The executors or administrators of a deceased holder of Notes (not being one of several joint holders) and in the case of the death of one or more of joint holders the survivor or survivors of such joint holders shall be the only persons recognised by the Issuer as having any title to such Notes.

5	Any person becoming entitled to Notes in consequence of the death or bankruptcy of the holder of such Notes may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Transfer Agent or the Registrar shall require (including certificates and/or legal opinions), be registered himself as the holder of such Notes or, subject to the preceding paragraphs as to transfer, may transfer such Notes. The Issuer, the Guarantor, the Transfer Agents and the Registrar may retain any amount payable upon the Notes to which any person is so entitled until such person shall be so registered or shall duly transfer the Notes.

6	Unless otherwise requested by him and agreed by the Issuer, a holder of Notes shall be entitled to receive only one Definitive Certificate in respect of his holding.

7	The joint holders of a Notes shall be entitled to one Definitive Certificate only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the register of the holders of Notes in respect of the joint holding and who shall be the only person entitled to exercise any rights attached to such Notes including, without limitation, the right to vote at a meeting of holders.

8	The Issuer, the Guarantor, the Transfer Agents and the Registrar shall, save in the case of the issue of replacement Definitive Certificates, make no charge to the holders for the registration of any holding of Notes or any transfer of Notes or for the issue of any Definitive Certificates or for the delivery of Definitive Certificates at the specified office of the Transfer Agent to whom the request for registration, transfer or delivery was delivered or the Registrar or by uninsured post to the address specified by the holder, other than, payment (or the giving of such indemnity as the Issuer or any of the Agents may require) in respect of any tax as other governmental charges which may be imposed in relation to such transfer. If any holder entitled to receive a Definitive Certificate wishes to have it delivered to him otherwise than at the specified office of such Transfer Agent or the Registrar, such delivery shall be made upon his written request to such Transfer Agent or the Registrar, at his risk and (except where sent by uninsured post to the address specified by the holder) at his expense.

9	Each Transfer Agent or the Registrar will within five Exchange Business Days of a duly completed request to effect a transfer of a Notes (or within 21 days if the transfer is with respect to an interest in a Notes represented by a Global Certificate where such Notes is to be evidenced by a Definitive Certificate) deliver at its specified office to the transferee or despatch by uninsured post (at the risk of the transferee) (but free of charge to the holders) to such address specified in the transfer, a new Certificate in respect of the Notes (or interest) transferred. In the case of a transfer, exchange or redemption of fewer than all the Notes in respect of which a Definitive Certificate is issued, a new Definitive Certificate in respect of the Notes not transferred, exchanged or redeemed will be delivered to the holder at the specified office of the Registrar or the relevant Transfer Agent or, if so requested by the holder, despatched by uninsured post (at the risk of the holder) free of charge to the holder to its address appearing on the register of holders of Notes, in each case within three Payment Business Days of delivery or surrender of the original Definitive Certificate to the relevant Transfer Agent.

10	Notwithstanding any other provisions of this Agreement, the Registrar shall register the transfer of any Notes only upon presentation of an executed and duly completed form of transfer endorsed on a Certificate together with any other documents thereby required.

11	Notwithstanding any other provisions of these Transfer Restrictions, no transfer shall be registered during a Closed Period.

Schedule 4

Form of Put Notice

First Pacific Finance Limited/Delisting Put Notice

U.S.$199,000,000

Zero Coupon Guaranteed Exchangeable Notes due 2010

Guaranteed by First Pacific Company Limited

Exchangeable into Common Stock of par value Php 5.00 each of

Philippine Long Distance Telephone Company

By depositing this duly completed [Put Notice] / [Delisting Put Notice] with a Paying Agent for the Notes the undersigned holder of such of the Notes as are represented by the Certificate surrendered with this notice and referred to below irrevocably exercises its option to have such Notes redeemed on [specify] pursuant to Condition [9(c)]/[9(e)] of the Notes.

This notice relates to Certificates representing Notes in the aggregate principal amount of U.S.$.                         The identifying numbers of such Certificates are as follows:-

If any Certificate issued in respect of the Notes referred to above is to be returned(1) to the undersigned under Clause 6.5 of the Agency Agreement entered into by the Issuer in respect of the Notes, it will be returned by post to the address of the Noteholder appearing on the Register.

Payment in respect of the above-mentioned Notes will be made in accordance with the Conditions of the Notes.

Dated:	Signature
Name:
[To be completed by recipient Paying Agent]

Received by:

[Signature and stamp of Paying Agent]

At its office at:

On:

Notes:

(1)	Certificates so returned will be sent by post, uninsured and at the risk of the Noteholder.
(2)	This notice is not valid unless all of the paragraphs requiring completion are duly completed.
(3)	The Paying Agent with whom Certificates are deposited will not in any circumstances be liable to the depositing Noteholder or any other person for any loss or damage arising from any act, default or omission of such Paying Agent in relation to such Certificates or any of them unless the loss or damage was caused by the fraud or negligence of such Paying Agent or its directors, officers or employees or agents.

Schedule 5

Form of Share Settlement Notice

First Pacific Finance Limited

U.S.$199,000,000

Zero Coupon Guaranteed Exchangeable Notes due 2010 (the “Notes”)

Guaranteed by First Pacific Company Limited

Exchangeable into Common Stock of par value Php 5.00 each of

Philippine Long Distance Telephone Company

To:	[NAME OF RELEVANT NOTEHOLDER/TRUSTEE]

[ADDRESS]

Attention:	[•]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Trustee) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Custodian) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

with a copy to:

The Hongkong and Shanghai Banking Corporation Limited

[30th Floor Discovery Suites

25 ADB Avenue

Ortigas Centre, Pasig City

1605 The Phillippines]

Fax no.: [+632 755 5058]

Attention: [Custody and Clearing]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Principal Agent) [ADDRESS]

Fax no.:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Exchange Agent) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

cc:	[The Hongkong and Shanghai Banking Corporation Limited] (as Registrar) [ADDRESS]

Fax no:	[+852 2801 5586]

Attention:	[Corporate Trust and Loan Agency]

By delivery of this notice, the Issuer confirms that the Cash Settlement Option will not apply to some or all of the pro rata share of the Exchange Property specified below:

(A)

(B)

(C)

(D)

(E)

(F)

(G)

By or on behalf of First Pacific Finance Limited

Explanation

Against the letters (A) to (F) inclusive will be inserted the following information with respect to the Cash Settlement Option:

(A) =	the identification code of the relevant Exchange Agent and Exchange Notice.

(B) =	the portion of the pro rata share of the Exchange Property to which the Cash Settlement Option applies (if any).

(C) =	the cash amount to be delivered pursuant to the Cash Settlement Option (if any).

(D) =	the date for payment of the cash amount (if any) to be delivered pursuant to the Cash Settlement Option.

(E)	the portion of the pro rata share of the Exchange Property to which the Cash Settlement Option does not apply.

(F) =	number of PLDT Shares to be delivered upon exchange (if any).

(G) =	the amount of cash or other Relevant Securities (other than as specified in paragraph (f) above) forming part of the Exchange Property to be delivered, and the date and manner of the payment of cash (if any).

Schedule 6

Form of Tax Exercise Notice

First Pacific Finance Limited

U.S.$199,000,000

Zero Coupon Guaranteed Exchangeable Notes due 2010 (the “Notes”)

Guaranteed by First Pacific Company Limited

Exchangeable into Common Stock of par value Php 5.00 each of

Philippine Long Distance Telephone Company

By depositing this duly completed Notice with a Paying Agent for the above Notes, the undersigned holder of such Notes elects not to have such Notes redeemed pursuant to Condition 9(b) of the Notes and that the provisions set forth in Condition 11 of the Notes shall not apply, and by depositing this Notice, the undersigned holder agrees to comply with the provisions of Condition 9(b) of the Notes.

This Notice relates to Certificates representing Notes in the aggregate principal amount of U.S.$                    The identifying numbers of such Certificates are as follows:

[To be completed by recipient Paying Agent]

Received by:

[Signature and stamp of Paying Agent]

At its office at:
On:

In witness whereof this Agreement has been entered into on the date stated at the beginning.

FIRST PACIFIC FINANCE LIMITED

By: JOSEPH NG

/s/ JOSEPH NG

Authorised Signatory

FIRST PACIFIC COMPANY LIMITED

By: ROBERT NICHOLSON

/s/ ROBERT NICHOLSON

Authorised Signatory

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (in its capacity as Trustee)

By: IRENE DING

/s/ IRENE DING

Authorised Signatory

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (in its capacities as Principal Agent, Exchange Agent and Transfer Agent)

By: IRENE DING

/s/ IRENE DING

Authorised Signatory

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (in its capacity as Registrar and Paying Agent)

By: IRENE DING

/s/ IRENE DING
Authorised Signatory

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED (in its capacity as Custodian)

By: GRACE WONG	GRACE LAU
/s/ GRACE WONG	/s/ GRACE LAU
Authorised Signatory

LAROUGE B.V.

By: ROBERT NICHOLSON

/s/ ROBERT NICHOLSON
Authorised Signatory